FOR IMMEDIATE RELEASE

Company Contact: Frank Henigman Chief Financial Officer Rubio's Restaurants, Inc. Tel (760) 929-8226 fhenigman@rubios.com

Rubio’s® Restaurants, Inc. Receives An Unsolicited Letter Outlining
A Proposal To Acquire All Outstanding Common Stock

CARLSBAD, CA – October 14, 2009 – Rubio’s® Restaurants, Inc. (NASDAQ: RUBO) today announced that its Board of Directors had received an unsolicited letter, dated October 13, 2009, from a group consisting of Alex Meruelo and his affiliates and Levine Leichtman Capital Partners IV, L.P. outlining a proposal to acquire all of the Company’s outstanding common stock for $8.00 per share.  The Board intends to consider the letter consistent with its fiduciary duties to act in the best interests of the Company’s stockholders.

About Rubio's® Restaurants, Inc. (NASDAQ: RUBO)

Bold, distinctive, Baja-inspired food is the hallmark of Rubio's Fresh Mexican Grill®.  The first Rubio's was opened in 1983 in the Mission Bay community of San Diego by Ralph Rubio and his father, Ray Rubio.  Rubio's is credited with introducing fish tacos to Southern California and starting a phenomenon that has spread coast to coast. In addition to chargrilled marinated chicken, lean carne asada steak, and slow-roasted pork carnitas, Rubio's menu features seafood items including grilled mahi mahi and shrimp.  Guacamole and a variety of salsas and proprietary sauces are made from scratch daily, and Rubio's uses canola oil with zero grams trans fat per serving.  The menu includes tacos, burritos, salads and bowls, quesadillas, HealthMex® offerings which are lower in fat and calories, and domestic and imported beer in most locations. Each restaurant design is reminiscent of the relaxed, warm and inviting atmosphere of Baja California, a coastal state of Mexico.  Headquartered in Carlsbad, California, Rubio's operates, licenses or franchises more than 195 restaurants in California, Arizona, Colorado, Utah and Nevada.  More information can be found at www.rubios.com.